Exhibit 21.1
Subsidiaries

Mikron Europe GmbH (Juris: Germany)
IMPAC Infrared GmbH (Juris: Germany)
Infrapoint Messtechnik GmbH (Juris: Germany)
Kleiber Infrared GmbH (Juris: Germany)
Impac Infrarood Benelux BV (Juris: Netherlands)
IMPAC France, sarl (Juris: France)
IMPAC Infrared Ltd. (Juris: UK)
Infra sensor Spezialpyrometer GmbH (Juris: Germany)
IMPAC Systems GmbH (Juris: Germany)